Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Rick Moberg

Aware, Inc.
781-276-4000

NASDAQ Sets Ex-Dividend Date for Aware, Inc.’s Special Cash Dividend of $1.75 Per Share

BEDFORD, MASS. – June 30, 2014 – Aware, Inc. (NASDAQ: AWRE), a leading supplier of biometrics software and services, previously announced on June 26, 2014 that its Board of Directors had declared a special cash dividend of $1.75 per share, or approximately $40 million in total. The Board established a record date of July 10, 2014 and a payment date of July 24, 2014. The Company was subsequently notified by NASDAQ that it had set an ex-dividend date for this special cash dividend. An ex-dividend date of July 25, 2014 has been established by NASDAQ.

We encourage shareholders to contact their brokers in order to understand the Nasdaq Rules and Regulations regarding the effect of selling shares of our common stock following the record date on their eligibility to receive the dividend.

About Aware

Aware is a leading provider of biometrics software products and development services to governments, system integrators, and solution providers globally. Our products include SDKs, software components, workstation applications, and a modular, centralized, service-oriented platform. They fulfill a broad range of functions critical to biometric authentication and search, including face, fingerprint, and iris autocapture, image quality assurance, data compliance, capture hardware peripheral abstraction, centralized data processing and workflow, subsystem connectivity, and biometric matching algorithms. The products are used to enable identity-centric security solutions with biometrics for applications including border management, credentialing and access control, intelligence and defense, and law enforcement. Aware is a publicly held company (Nasdaq: AWRE) based in Bedford, Massachusetts.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2013 and other reports and filings made with the Securities and Exchange Commission.

Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432

Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: IR@aware.com